Exhibit 23.1

CONSENT OF KPMG LLP

The Board of Directors
interWave Communications International, Ltd.

    We consent herein to the incorporation by reference in this registration statement on Form S-8 of interWave Communications International, Ltd. of our report dated August 7, 2000, relating to the consolidated balance sheets of interWave Communications International, Ltd. and subsidiaries as of June 30, 2000 and 1999, and the related consolidated statements of operations, stockholders' equity and comprehensive loss, and cash flows for each of the years in the three year period ended June 30, 2000, which report appears in the Registrant's Annual Report on Form 10-K for the fiscal year ended June 30, 2000.

                      /s/ KPMG LLP

San Francisco, California

April 19, 2001